Exhibit 99.1

NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Second Quarter 2010 Earnings

•	Net income increased $287,000; up 39.6% from the second quarter 2009

•	Net interest income up $409,000 or 7.9% from June 30, 2009 quarter

•	Deposits grew 19.4% from the second quarter 2009

WARRENTON, Va., July 28, 2010 — Fauquier Bankshares, Inc. (Nasdaq: FBSS) today reported net income of $1,010,000, or $0.28 per diluted share for the quarter ended June 30, 2010 as compared with $724,000, or $0.20 per diluted share for the same quarter in 2009, representing a increase of 39.6%. The $287,000 increase in net income for the quarter was primarily attributable to several items, the most significant being the increase in net interest income of $409,000 and $215,000 decrease in FDIC expense. These were partially offset by the increase in salary and benefits and occupancy expense, due primarily to the addition of new branches in Bristow and Haymarket.

For the six months ended June 30, 2010, net income was $1,814,000, or $0.50 per diluted share, compared with $1,647,000, or $0.46 per diluted share for the first six months of 2009, an increase of 10.1%. The increase in net income for the first six months of 2010 compared to the first six months of 2009 was primarily related to the same factors that caused the increase in quarterly income.

Randy K. Ferrell, president and chief executive officer, said, “We are happy to report the most profitable quarter since December 2007. It is also important to note that our net interest income for the most recent six months increased almost $1 million or about 10 percent compared to the same period last year. The growth in net interest income is a direct result of our ability to generate new loans in our communities,” Ferrell said, “and grow our deposits in both new and existing accounts. Our new branches have made major contributions to our nearly 20% annual deposit growth.”

Loans, net of reserve, totaling $462.7 million at June 30, 2010, increased 2.3% when compared with June 30, 2009. Deposits, totaling $492.8 million at June 30, 2010, increased 19.4% when compared with June 30, 2009. At June 30, 2010 transaction accounts (Demand and NOW) totaled $175.5 million compared with $132.9 million at June 30, 2009, an increase of 32.08%.

The net interest margin for the second quarter of 2010 was 4.10% compared with 4.23% for the same quarter in 2009. Return on average assets (ROAA) was 0.69% and return on average equity (ROAE) was 9.28% for the second quarter of 2010, an increase from 0.55% and 7.02%, respectively, from the second quarter of 2009. For the six-month period ended June 30, 2010, Fauquier Bankshares’ return on average assets was 0.64% and return on average equity was 8.22%, compared with 0.64% and 7.94%, respectively, for the six month period ended June 30, 2009.

Ferrell said, “While we take a somewhat cautious view in addressing the uncertain conditions of our economy, we continue to look for sound loan opportunities. Loan demand has moderated, but we are confident that as the economy improves, loan demand will increase and we will continue to serve our borrowing customers as needed.”

The provision for loan losses was $750,000 for the first six months of 2010 compared with $560,000 for the first six months of 2009. Loan charge offs, net of recoveries, totaled $835,000 or 0.18% of total average loans for the first six months of 2010, compared with $249,000 or 0.06% of total average loans for the first six months of 2009. Total allowance for loan losses was $5.4 million or 1.15% of total loans at June 30, 2010 compared with $5.5 million or 1.16% of loans at March 31, 2010 and $5.1 million or 1.11% of loans at June 30, 2009.

The Bank’s non-performing assets totaled $6.5 million or 1.12% of period end total assets at June 30, 2010, as compared with $7.3 million or 1.29% of period end total assets at March 31, 2010, and $3.2 million or 0.61% of period end total assets at June 30, 2009. Included in non-performing assets at June 30, 2010 were $2.5 million of non-performing loans, $2.4 million of other real estate owned and $1.6 million of non-performing corporate bond investments.

“We are pleased with the improvement made in our nonperforming assets this quarter and year-to-date. We will remain diligent, though, in identifying any potential concerns as early as possible. Most asset classes generally have continued to improve since year-end.” Ferrell said.

Assets under Wealth Management Services, totaling $292.7 million in market value at June 30, 2010, increased of 4.8% from $279.3 million in market value at June 30, 2009, due to the increase in valuations of investments under management as well as new customer relationships.

Fauquier Bankshares and The Fauquier Bank had combined assets of $586.4 million and total shareholders’ equity of $43.9 million at June 30, 2010. Fauquier Bankshares’ regulatory capital ratios continue to be deemed “Well Capitalized,” the highest category assigned by the Federal Reserve Bank of Richmond. At June 30, 2010, the Company’s leverage ratio, an important indicator of financial health, was 8.42%, compared with 9.14% one year earlier. The Company’s tier 1 and total risk-based ratios were 11.26% and 12.49%, respectively, at June 30, 2010, compared with 10.89% and 12.04% at June 30, 2009. The minimum capital ratios to be considered “Well Capitalized” by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William counties in Virginia. Fauquier Bankshares’ stock price closed at $15.50 per share on July 27, 2010. Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance.  The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Jun. 30, 2010	Mar. 31, 2010	Dec. 31, 2009	Sept. 30, 2009	Jun. 30, 2009

EARNINGS STATEMENT DATA:
Interest income	$7,105	$7,068	$7,273	$7,136	$6,858
Interest expense	1,550	1,568	1,591	1,624	1,712

Net interest income	5,555	5,500	5,682	5,512	5,146
Provision for loan losses	375	375	790	360	360

Net interest income after
provision for loan losses	5,180	5,125	4,892	5,152	4,786
Noninterest income	1,471	1,339	1,382	1,394	1,400
Securities gains (losses)	—	(387)	(360)	(246)	(166)
Noninterest expense	5,285	5,029	4,881	5,021	5,024

Income before income taxes	1,366	1,048	1,034	1,279	996
Income taxes	355	244	219	323	272

Net income	$1,011	$804	$815	$956	$724

PER SHARE DATA:
Net income per share, basic	$0.28	$0.22	$0.23	$0.26	$0.20
Net income per share, diluted	$0.28	$0.22	$0.23	$0.26	$0.20
Cash dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Average basic shares outstanding	3,631,411	3,602,776	3,597,909	3,597,602	3,596,537
Average diluted shares outstanding	3,648,354	3,620,931	3,608,680	3,610,160	3,606,529
Book value at period end	$12.07	$11.97	$11.86	$11.84	$11.51

BALANCE SHEET DATA:
Total assets	$586,357	$570,595	$568,482	$548,384	$530,834
Loans, net	462,730	467,430	462,784	455,391	452,132
Investment securities	45,346	40,748	40,467	38,275	36,385
Deposits	492,826	467,796	465,987	435,567	412,601
Transaction accounts (Demand
and NOW Accounts)	175,539	165,643	151,864	145,644	132,902
Shareholders’ equity	43,874	43,342	42,639	42,601	41,389

PERFORMANCE RATIOS:
Net interest margin(1)	4.10%	4.27%	4.33%	4.35%	4.23%
Return on average assets	0.69%	0.58%	0.58%	0.70%	0.55%
Return on average equity	9.28%	7.48%	7.55%	8.87%	7.02%
Efficiency ratio(2)	74.03%	76.59%	71.54%	74.48%	77.78%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Jun. 30, 2010		Mar. 31, 2010		Dec. 31, 2009	Sept. 30, 2009	Jun. 30, 2009

ASSET QUALITY RATIOS:
Nonperforming loans		$2,479		$3,420	$3,503	$4,332	$1,139
Other real estate owned		2,412		2,029	2,480	2,029	2,029
Foreclosed property		11		61	54	68	51
Nonperforming corporate bond investments,
at fair value		1,636		1,828	1,126	634	—

Total nonperforming assets		$6,538		$7,338	$7,163	$7,063	$3,219

Nonperforming loans to total loans, period end	0.53%		0.72%		0.75%	0.94%	0.25%
Nonperforming loans, other real estate owned
and other repossessed assets as percentage
of total loans, other real estate owned and
other repossessed assets, period end	1.05%		1.16%		1.28%	1.39%	0.70%
Nonperforming assets to period end total assets	1.12%		1.29%		1.26%	1.29%	0.61%
Allowance for loan losses	$5,397		$5,470		$5,482	$5,221	$5,091
Allowance for loan losses to period end loans, net	1.15%		1.16%		1.17%	1.13%	1.11%
Allowance for loan losses as percentage of
nonperforming loans, period end	217.71%		159.83%		156.49%	120.52%	446.97%
Allowance for loan losses as percentage of
nonperforming loans, other real estate
owned and other repossessed assets,
period end	110.10%		99.23%		90.81%	81.24%	158.15%
Net loan charge-offs for the quarter	$448		$387		$526	$230	$142
Net loan charge-offs to average loans	0.10%		0.08%		0.11%	0.05%	0.03%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.42%		8.66%		8.68%	9.00%	9.14%
Tier 1 risk-based capital ratio	11.26%		10.91%		10.97%	10.80%	10.89%
Total risk-based capital ratio	12.49%		12.12%		12.21%	11.97%	12.04%
Tangible equity to total assets	7.44%		7.60%		7.50%	7.77%	7.80%

                                    FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Six Month Period Ended,
	June 30, 2010	June 30, 2009
EARNINGS STATEMENT DATA:
Interest income	$14,173	$13,665
Interest expense	3,118	3,584

Net interest income	11,055	10,081
Provision for loan losses	750	560

Net interest income after
provision for loan losses	10,305	9,521
Noninterest income	2,810	2,523
Securities gains (losses)	(387)	(166)
Noninterest expense	10,314	9,618

Income before income taxes	2,414	2,260
Income taxes	600	613

Net income	$1,814	$1,647

PER SHARE DATA:
Net income per share, basic	$0.50	$0.46
Net income per share, diluted	$0.50	$0.46
Cash dividends	$0.40	$0.40
Average basic shares outstanding	3,617,173	3,588,845
Average diluted shares outstanding	3,634,722	3,596,196

PERFORMANCE RATIOS:
Net interest margin(1)	4.18%	4.17%
Return on average assets	0.64%	0.64%
Return on average equity	8.22%	7.94%
Efficiency ratio(2)	75.26%	76.34%
Net charge-offs	$835	$249
Net charge-offs to average loans	0.18%	0.06%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.